SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2005
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 26, 2005, the United States District Court for the Northern District of Illinois entered a Final Order of Plan of Distribution in the case of the Securities and Exchange Commission v. Dean L. Buntrock, Phillip B. Rooney, James E. Koenig, Thomas C. Hau, Herbert A. Getz and Bruce D. Tobecksen. Concurrently therewith, each of Messrs. Buntrock, Rooney, Hau and Getz entered into a consent decree and final judgment (collectively, the “Final Judgments”) with respect to the litigation.
     Neither Waste Management, Inc. (the “Company”) nor any of its subsidiaries is a party to the proceedings brought by the SEC. However, for the past several years, in accordance with the charter and bylaws of Waste Management Holdings, Inc., a wholly-owned subsidiary of the Company (“WM Holdings”), and agreements between the Company, WM Holdings and the defendants, the Company has been advancing the defendants’ defense costs leading up to and in connection with this litigation.
     The Company has entered into an agreement (the “Agreement”) dated August 26, 2005 with WM Holdings and Messrs. Buntrock, Rooney, Hau and Getz (the “Individuals”) pursuant to which it has agreed to fund the Individuals’ disgorgement and prejudgment interest amounts under the Final Judgments in the amount of $26.8 million. The Company’s obligation to fund such amounts is expressly conditioned on a final and non-appealable Plan of Distribution that will distribute at least $26.8 million to the Company’s current stockholders. Further, in exchange for the Company funding the Individuals’ payment obligations for disgorgement and prejudgment interest, the Individuals will release the Company and its subsidiaries from any and all obligations they may otherwise have to continue advancing defense costs or to indemnify such individuals in connection with the SEC litigation. The Company will also release its claims to recover any of the previously advanced defense costs on behalf of the Individuals. A copy of the Agreement is attached hereto as Exhibit 99.1.
     The Company believes that the Agreement is in the best interest of the Company and its stockholders and that the Individuals’ agreements to settle with the SEC would not have been reached without the Company’s assurance that it would be responsible for the disgorgement and prejudgment interest amounts due to the SEC. Without the settlement, the Company believes that the SEC litigation could last for an extended period, during which time WM Holdings would be obligated to continue to advance additional costs and expenses of roughly the amount it has agreed to pay in this Agreement. In such case, there would be no assurances that the Company could recover any of the advanced defense costs or that it would not ultimately be responsible for payment of any disgorgement, interest amounts or civil penalties that may be imposed in such litigation.
     Messrs. Buntrock, Rooney, Hau and Getz were all senior executives of WM Holdings prior to its acquisition by the Company in July 1998, and Messrs. Buntrock and Rooney were also members of the Board of Directors of WM Holdings during that time period.
Item 9.01 Financial Statements and Exhibits
99.1	Agreement dated August 26, 2005 by and between Waste Management, Inc., Waste Management Holdings, Inc., Dean L. Buntrock, Phillip B. Rooney, Thomas C. Hau and Herbert A. Getz.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: August 26, 2005	By:	/s/ Rick L Wittenbraker

Rick L Wittenbraker, Senior Vice President

Exhibit Index
99.1	Agreement dated August 26, 2005 by and between Waste Management, Inc., Waste Management Holdings, Inc., Dean L. Buntrock, Phillip B. Rooney, Thomas C. Hau and Herbert A. Getz.